Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES PRELIMINARY RESULTS
FOR THE THIRD QUARTER OF FISCAL YEAR 2021
Spokane Valley, WA— May 5, 2021 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its preliminary results for the quarter ended April 3, 2021.
For the third quarter of fiscal 2021, Key Tronic expects to report revenue of approximately $134.6 million and earnings of approximately $0.10 to $0.12 per share.
Customer demand has remained strong and new and existing customers have increased their backlog. While component supply issues limited our production, the third quarter was the best quarter in our history for customer demand, which exceeded $150 million.
The lower than anticipated earnings for the third quarter of fiscal 2021 are primarily a result of tightening worldwide supply chain and transportation and logistics issues which delayed the arrival of key components, causing both factory downtime and overtime expenses. In addition, earnings in the third quarter of 2021 were impacted by legal expenses related to the previously disclosed internal investigation discussed below, a temporary four-day closure of our Mexico facilities during a late winter storm that caused power disruptions in the region, and continued but lessening expenses related to COVID-19.
For the fourth quarter of fiscal 2021, Key Tronic expects to report revenue in the range of $130 million to $140 million with earnings in the range of $0.10 to $0.20 per share. These estimates assume continued recovery from the COVID-19 crisis, no worsening of key components supply for the Company’s business, and additional legal and internal review expenses during the quarter. Customer demand remains very strong and we believe could again exceed $150 million if component supply meets demand.
The financial data presented for the third quarter of fiscal 2021 is preliminary and subject to completion of the Company’s quarterly close and review procedures and completion of the internal investigation, as discussed below. Further, the Company’s independent auditor has not completed its review.
As previously disclosed, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) is conducting an internal investigation related to a notification from an employee regarding irregularities of the classification of inventory at a production facility. The investigation is ongoing, and the Audit Committee continues to work diligently with independent counsel and advisors to complete the investigation as soon as possible. As a result, the Company has not yet filed its Quarterly Report on Form 10-Q for the quarter ended December 26, 2020 and does not believe it will file its Quarterly Report on Form 10-Q for the quarter ended April 3, 2021 on a timely basis, and the second and third quarters of fiscal 2021 remain open from an accounting perspective. The Company’s financial results and guidance may be subject to change based on the outcome of the internal investigation, subsequent accounting review or potentially other reasons.
The Company expects that it will finalize its financial statements and review procedures for the second and third quarters of fiscal 2021 and file the related Quarterly Reports as soon as practicable after the conclusion of the internal investigation.

About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Forward-Looking Statements
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such word as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects, targets, could, or will, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue, earnings and legal and internal review expenses during third quarter and fourth quarter of fiscal 2021; its ability to file, and the timing of any such filing, of the Quarterly Reports for the second and third quarters of fiscal 2021; actions with respect to the internal investigation and related matters; expenses related to, and estimated recovery from, the COVID-19 health pandemic; demand from new and existing customers; and key components supply and other supply chain and transportation and logistics issues. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: risks relating to the ongoing internal investigation by the Audit Committee, including (i) the risk that the internal investigation may take longer to complete than expected, (ii) the risk that the internal investigation identifies errors, which may be material, in the Company’s financial results, or impacts the timing of Company filings, and (iii) the risk of legal proceedings or government investigations relating to the subject of the internal investigation or related matters; the future of the global economic environment and its impact on our customers and suppliers, particularly during the COVID-19 health crisis; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such trade negotiations and other risks including those related to COVID-19 response; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.
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